EXHIBIT 99.1

INDEPENDENT ACCOUNTANTS’ REPORT

To the Board of Directors and Stockholders of

Factory Card & Party Outlet Corp.

Naperville, Illinois

We have reviewed the accompanying condensed consolidated balance sheet of Factory Card & Party Outlet Corp. and subsidiary as of August 2, 2003 (Successor Company), and the related condensed consolidated statements of operations for the three-month and six-month periods ended August 2, 2003, the three-month and four-month periods ended August 3, 2002 (Successor Company) and the two-month period ended April 6, 2002 (Predecessor Company) and of cash flows for the six-month period ended August 2, 2003, the four-month period ended August 3, 2002 (Successor Company) and the two-month period ended April 6, 2002 (Predecessor Company). These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Factory Card & Party Outlet Corp. and subsidiary as of February 1, 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the ten months ended February 1, 2003 and the two-month period ended April 6, 2002 (not presented herein); and in our report dated March 5, 2003, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of February 1, 2003 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/    DELOITTE & TOUCHE LLP

Chicago, Illinois

September 3, 2003